PLANTRONICS, INC.
AMENDED AND RESTATED
2003 STOCK PLAN
NOTICE OF GRANT OF RESTRICTED STOCK UNITS (PERFORMANCE-BASED)
Unless otherwise defined herein, the terms defined in the Amended and Restated 2003 Stock Plan (the “Plan”) will have the same meanings in this Notice of Grant of Restricted Stock Units (Performance-Based) (the “Notice of Grant”) and the Terms and Conditions of the Restricted Stock Units attached hereto as Exhibit A (together, the “Agreement”). A summary of the defined terms have been set forth on Exhibit B.

Name:	%%FIRST_NAME%-% %%MIDDLE_NAME%-% %%LAST_NAME%-%
Address:	%%ADDRESS_LINE_1%-% %%ADDRESS_LINE_2%-%
%%CITY%-%, %%STATE%-% %%ZIPCODE%-%
%%COUNTRY%-%
The Participant (as defined below) has been granted an Award of Restricted Stock Units, subject to the terms and conditions of the Plan and this Agreement, as follows:

Grant Number	%%OPTION_NUMBER%-%
Date of Grant	%%OPTION_DATE,’MONTH DD, YYYY’%-%
Target Number of Restricted Stock Units	%%TOTAL_SHARES_GRANTED,’999,999,999’%-% (the “Target Number of Restricted Stock Units”)
Maximum Number of Restricted Stock Units	%%GRANT_USER_DEFINED_FIELD_1%-% (the “Maximum Number of Restricted Stock Units”)
Vesting Schedule:

Subject to any acceleration provisions contained in the Plan or set forth below, the Restricted Stock Units will vest in accordance with the following schedule:
General

    The number of Restricted Stock Units that will become eligible for vesting as set forth below will depend upon (i) the Company’s Total Stockholder Return (as defined below) as compared to the Index Total Stockholder Return (as defined below) for the Performance Period (as defined below), (ii) the Company’s 1-Year Stockholder Return (as defined below) as compared to the 1-Year Index Stockholder Return (as defined below) for the 1-Year Performance Period (as defined below), and (iii) the Company’s 2-Year Stockholder Return (as defined below) as compared to the 2-Year Index Stockholder Return (as defined below) for the 2-Year Performance Period (as defined below), all as determined in accordance with this Agreement.

The “Performance Period” will begin on the first day of the Company’s 2021 fiscal year (the “Commencement Date”) and end on the last day of the Company’s 2023 fiscal year (the “Anniversary Date”). Notwithstanding the foregoing, in the event of a Change in Control, the Performance Period will be deemed to end five (5) business days prior to the consummation of the Change in Control (the “Closing”) (but subject to the occurrence of the Closing) for purposes of calculating the Company’s Total Stockholder Return and the Index Total Stockholder Return. The first to occur of the Anniversary Date or the fifth (5th) business day prior to Closing is referred to herein as the “Period End Date”).

During the Performance Period, and provided that the Performance Period has not otherwise ended, there will be two additional performance periods. The first additional performance period (the “1-Year Performance Period”) will begin on the Commencement Date and end on the last day of the Company’s 2021 fiscal year (the “1-Year Period End Date”). The second additional performance period (the “2-Year Performance Period”) will begin on the Commencement Date and end on the last day of the Company’s 2022 fiscal year (the “2-Year Period End Date”).
In the event the Participant ceases to be a Service Provider for any or no reason before the Participant vests in the Restricted Stock Units, the Restricted Stock Units and the Participant’s right to acquire any Shares hereunder will immediately terminate. Any Restricted Stock Units that do not become Eligible Restricted Stock Units (as defined below) as of the Period End Date will terminate and be cancelled and the Participant will have no further rights with respect to such Restricted Stock Units.

Vesting is subject to the Participant continuing to be a Service Provider through the applicable vesting date, subject to the vesting acceleration provisions set forth below.

Performance Matrix

    The number of Restricted Stock Units that become eligible to vest (“Eligible Restricted Stock Units”) will be determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”) in its sole discretion within (i) sixty (60) days of the Anniversary Date, or in the event of a Change in Control, within five (5) business days prior to Closing (the date the Committee takes action to make such determination, the “Determination Date”)) and will depend upon the Company’s Total Stockholder Return as compared to the Index Total Stockholder Return calculated as of the Period End Date as described herein, (ii) sixty (60) days of the 1-Year Period End Date (the date the Committee takes action to make such determination, the “1-Year Period Determination Date”)) and will depend upon the Company’s 1-Year Stockholder Return as compared to the 1-Year Index Stockholder Return calculated as of the 1-Year Period End Date as described herein, and (iii) sixty (60) days of the 2-Year Period End Date (the date the Committee takes action to make such determination, the “2-Year Period Determination Date”)) and will depend upon the Company’s 2-Year Stockholder Return as compared to the 2-Year Index Stockholder Return calculated as of the 2-Year Period End Date as described herein.

The “Company’s Total Stockholder Return” means the percentage increase or decrease in (A) the average adjusted closing price per Share during the ninety (90) trading day period ending on the Period End Date as compared to (B) the average adjusted closing price per Share during the ninety (90) trading day period ending on the Commencement Date.

Notwithstanding the foregoing, in the event of a Change in Control, the “Company’s Total Stockholder Return” means the annualized percentage increase or decrease in (A) the estimated per Share amount payable to the Company’s stockholders in connection with the Change in Control as compared to (B) the average adjusted closing price per Share during the ninety (90) trading day period ending on the Commencement Date.

The “Company’s 1-Year Stockholder Return” means the percentage increase or decrease in (A) the average adjusted closing price per Share during the ninety (90) trading day period ending on the 1-Year Period End Date as compared to (B) the average adjusted closing price per Share during the ninety (90) trading day period ending on the Commencement Date.

The “Company’s 2-Year Stockholder Return” means the percentage increase or decrease in (A) the average adjusted closing price per Share during the ninety (90) trading day period ending on the 2-Year Period End Date as compared to (B) the average adjusted closing price per Share during the ninety (90) trading day period ending on the Commencement Date.

The “Index Total Stockholder Return” means the median percentage increase or decrease of (A) the average adjusted closing price per share of each company listed on the iShares S&P North American Tech-Multimedia Networking Index (IGN) (the “Index”) as of the Commencement Date excluding the Company (if applicable) during the ninety (90) trading day period ending on the Period End Date as compared to (B) the average adjusted closing price per share of each company listed on the Index excluding the Company (if applicable) during the ninety (90) trading day period ending on the Commencement Date.
The “1-Year Index Stockholder Return” means the median percentage increase or decrease of (A) the average adjusting closing price per share of each company listed on the Index as of the Commencement Date excluding the Company (if applicable) during the ninety (90) trading day period ending on the 1-Year Period End Date as compared to (B) the average adjusted closing price per share of each company listed on the Index excluding the Company (if applicable) during the ninety (90) trading day period ending on the Commencement Date.
The “2-Year Index Stockholder Return” means the median annualized percentage increase or decrease of (A) the average adjusting closing price per share of each company listed on the Index as of the Commencement Date excluding the Company (if applicable) during the ninety (90) trading day period ending on the 2-Year Period End Date as compared to (B) the average adjusted closing price per share of each company listed on the Index during the ninety (90) trading day period ending on the Commencement Date.
Please see Exhibit C for information relating to changes to companies listed in the Index during the Performance Period.
Eligible Restricted Stock Unit Calculation (Period End Date)

The Company’s Total Stockholder Return will be compared against the Index Total Stockholder Return (each expressed as a growth rate percentage) to result in a growth rate (the “Growth Rate Delta”) equal to the Company’s Total Stockholder Return minus the Index Total Stockholder Return. The Growth Rate Delta will be calculated as of the Period End Date as follows:

Level *	Growth Rate Delta	Percentage of Target Number of Restricted Stock Units that Become Eligible Restricted Stock Units**	Number of Eligible Restricted Stock Units**
1	≥25%	200%	Maximum Number of Restricted Stock Units
2	0%	100%	Target Number of Restricted Stock Units
3	<-33%	0%	0

* The number of Restricted Stock Units that will become Eligible Restricted Stock Units will be interpolated on a linear basis between levels 1 – 3 such that (i) each whole percentage point of the Company’s Growth Rate Delta above 0% will result in a 4% increase in the Target Number of Restricted Stock Units that become Eligible Restricted Stock Units and (ii) each whole percentage point of the Company’s Growth Rate Delta below 0% will result in a 3% decrease in the Target Number of Restricted Stock Units that become Eligible Restricted Stock Units. In addition, if the Company’s Growth Rate Delta is above 0% as of the Period End Date but the Company’s Total Stockholder Return is negative, then there will be no interpolation pursuant to clause (i) and only the Target Number of Restricted Stock Units shall become Eligible Restricted Stock Units. The Growth Rate Delta will be rounded up to the nearest whole number. The Percentage of Target Number of Restricted Stock Units that Become Eligible Restricted Stock Units will be rounded up to the nearest hundredth.
** Any fractional Shares will be rounded down to the nearest whole Share and will be forfeited for no consideration.
In no event may more than 100% of the Maximum Number of Restricted Stock Units be Eligible Restricted Stock Units. In addition, the number of Eligible Restricted Stock Units will be reduced by the number of Restricted Stock Units that became Eligible Restricted Stock Units on the 1-Year Period End Date and the 2-Year Period End Date and vested on the 1-Year Period Determination Date and the 2-Year Period Determination Date, as applicable and thereafter settled in accordance with Section 2 of Exhibit A.
Eligible Restricted Stock Unit Calculation (1-Year Period End Date)
On the 1-Year Period End Date, provided that no Closing has occurred, 33% of the Target Number of Restricted Stock Units will be eligible to vest in accordance with the table below. The Company’s 1-Year Stockholder Return will be compared against the 1-Year Index Stockholder Return (each expressed as a growth rate percentage) to result in a growth rate (the “1-Year Growth Rate Delta”) equal to the Company’s 1-Year Stockholder Return minus the 1-

Year Index Stockholder Return. The 1-Year Growth Rate Delta will be calculated as of the 1-Year Period End Date as follows:

Level *	1-Year Growth Rate Delta	Percentage of Target Number of Restricted Stock Units that Become Eligible Restricted Stock Units**	Number of Eligible Restricted Stock Units**
1	≥0	33%	%%SHARES_PERIOD1,’999,999,999’%-%

* A maximum of 33% of the Target Number of Restricted Stock Units will become Eligible Restricted Stock Units on the 1-Year Period End Date. The 1-Year Growth Rate Delta will be rounded up to the nearest whole number.
** Any fractional Shares will be rounded down to the nearest whole Share and will be forfeited for no consideration.
Eligible Restricted Stock Unit Calculation (2-Year Period End Date)
On the 2-Year Period End Date, provided that no Closing has occurred, 150% of 33% of the Target Number of Restricted Stock Units will be eligible to vest in accordance with the table below. The Company’s 2-Year Stockholder Return will be compared against the 2-Year Index Stockholder Return (each expressed as a growth rate percentage) to result in a growth rate (the “2-Year Growth Rate Delta”) equal to the Company’s 2-Year Stockholder Return minus the 2-Year Index Stockholder Return. The 2-Year Growth Rate Delta will be calculated as of the 2-Year Period End Date as follows:

Level *	2-Year Growth Rate Delta	Percentage of Target Number of Restricted Stock Units that Become Eligible Restricted Stock Units**	Number of Eligible Restricted Stock Units**
1	≥0	33%	%%GRANT_USER_DEFINED_FIELD_2%-%

* A maximum of 150% of 33% of the Target Number of Restricted Stock Units will become Eligible Restricted Stock Units on the 2-Year Period End Date. The 2-Year Growth Rate Delta will be rounded up to the nearest whole number.
** Any fractional Shares will be rounded down to the nearest whole Share and will be forfeited for no consideration.

Vesting
Eligible Restricted Stock Units will be scheduled to vest in accordance with the following schedule, subject to the following paragraph and subject to the Participant remaining a Service Provider through the applicable vesting date:
•100% of the Restricted Stock Units that become Eligible Restricted Stock Units on the 1-Year Period End Date will vest on the 1-Year Period Determination Date.
•100% of the Restricted Stock Units that become Eligible Restricted Stock Units on the 2-Year Period End Date will vest on the 2-Year Period Determination Date.
•100% of the Restricted Stock Units that become Eligible Restricted Stock Units (minus that number of Eligible Restricted Stock Units that vested on the 1-Year Period Determination Date or the 2-Year Period Determination Date, if any) will vest on the Determination Date.
Examples
To demonstrate the 100% payout cap on the 1-Year Period End Date and the 150% payout cap on the 2-Year Period End Date, assume that the Participant’s Target Number of Restricted Stock Units is 3,000 and no Closing occurs before the Anniversary Date. On the 1-Year Period End Date, actual performance would have resulted in 1,500 Restricted Stock Units becoming Eligible Restricted Stock Units, but the number of Eligible Restricted Stock Units is capped at 1,000. These 1,000 Eligible Restricted Stock Units vest on the 1-Year Period Determination Date. On the 2-Year Period End Date, actual performance results in zero (0) Restricted Stock Units becoming Eligible Restricted Stock Units and therefore no Restricted Stock Units would vest on the 2-Year Period Determination Date. Actual performance on the Period End Date would result in 500 Restricted Stock Units becoming eligible to vest, but after subtracting the Restricted Stock Units that became Eligible Restricted Stock Units in the 1- Year Performance Period and 2-Year Performance Period, zero (0) Restricted Stock Units would become Eligible Restricted Stock Units on the Period End Date and the remaining 2,000 Restricted Stock Units would terminate and no longer be eligible to be earned.
To demonstrate the overachievement provision for the Performance Period, assume that the Participant’s Target Number of Restricted Stock Units is 3,000 and no Closing occurs before the Anniversary Date. On the 1-Year Period End Date, actual performance results in 500 Restricted Stock Units becoming Eligible Restricted Stock Units that vest on the 1-Year Period Determination Date. On the 2-Year Period End Date, actual performance results in 1,500 Restricted Stock Units becoming Eligible Restricted Stock Units, and the number of Eligible Restricted Stock Units is capped at 1,500. These 1,500 Eligible Restricted Stock Units vest on the 2-Year Period Determination Date. On the Period End Date, actual performance results in 6,000 Restricted Stock Units becoming Eligible Restricted Stock Units reduced by the number of Restricted Stock Units that had become Eligible Restricted Stock Units in the 1-Year Performance Period and 2-Year Performance Period with the result that the number of Eligible Restricted Stock Units on the Period End Date would equal 4,000.
Change in Control
In the event of a Change in Control that occurs prior to the Anniversary Date, the number of Eligible Restricted Stock Units will be determined by the Committee in its sole discretion no later than five (5) business days prior to the Closing. The number of Eligible Restricted Stock Units that will vest on the Closing will be pro-rated by multiplying the calculated number of Eligible Restricted Stock Units by a fraction with a numerator equal to the number of completed calendar months that have elapsed between the Commencement Date and the Closing and a denominator equal to thirty-six (36). The remaining Eligible Restricted Stock Units will be scheduled to vest in equal installments on each annual anniversary of the Commencement Date such that 100% of the Eligible Restricted Stock Units will be vested on the Anniversary Date, subject to Participant continuing to be a Service Provider through such dates. Notwithstanding the foregoing, following the Closing, the Eligible Restricted Stock Units will be eligible for accelerated vesting upon a qualifying termination pursuant to any employment arrangement between the Participant and the Company (if any).
By the Participant’s acceptance, the Participant represents that he or she is familiar with the terms and provisions of the Plan, and hereby accepts this Agreement subject to all of the terms and provisions thereof. The Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement. The Participant agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan and or this Agreement. The Participant further agrees to notify the Company upon any change in the residence indicated above.
The Participant acknowledges and agrees that by clicking the [“ACCEPT”] OR [“ACKNOWLEDGE”] button on the E*Trade on-line grant agreement response page, it will act as the Participant’s electronic signature to this Agreement and will constitute the Participant’s acknowledgment of and agreement with all of the terms and conditions of the Award, as set forth in this Agreement and the Plan. The Participant may, if he or she prefers, sign, date and return to the Company a paper copy of this Agreement.

PLANTRONICS, INC.

By:	/s/ Anja Hamilton
Name:	Anja Hamilton
Title:	Executive Vice President and Chief Human Resources Officer

EXHIBIT A

TERMS AND CONDITIONS OF THE RESTRICTED STOCK UNITS
1.    Grant. The Company hereby grants to the individual named in the Notice of Grant (the “Participant”) under the Plan the number of Restricted Stock Units indicated in the Notice of Grant, subject to all of the terms and conditions in this Agreement and the Plan, which is incorporated herein by reference. Subject to Section 8.6 of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan will prevail.
2.    Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a Share on the date it vests. Unless and until the Restricted Stock Units will have vested in the manner set forth in Sections 3 or 4, the Participant will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Any Restricted Stock Units that vest in accordance with Sections 3 or 4 will be paid to the Participant (or in the event of the Participant’s death, to his or her estate) in whole Shares, subject to the Participant satisfying any applicable tax withholding obligations as set forth in Section 7. Subject to the provisions of Section 4, such vested Restricted Stock Units will be paid in Shares as soon as practicable after vesting, but in each such case within the period ending no later than the later of the fifteenth (15th) day of the third (3rd) month following the end of the (i) Fiscal Year or the (ii) calendar year, which in either case includes the vesting date. In no event will the Participant be permitted, directly or indirectly, to specify the taxable year of the payment of any Restricted Stock Units payable under this Agreement. No fractional Shares will be issued under this Agreement.
3.    Vesting Schedule. Except as provided in Section 4, and subject to any acceleration provisions contained in the Plan or set forth in this Agreement and subject to Section 5, the Restricted Stock Units awarded by this Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Restricted Stock Units scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in the Participant in accordance with any of the provisions of this Agreement, unless the Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs. In the event the Participant ceases to be a Service Provider for any or no reason before the Participant vests in the Restricted Stock Units, the Restricted Stock Units and the Participant’s right to acquire any Shares hereunder will immediately terminate.
4.    Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Administrator. The payment of Shares vesting pursuant to this Section 4 will in all cases be paid at a time or in a manner that is exempt from or complies with Section 409A.
Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with the Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) the Participant is a “specified employee” within the meaning of Section 409A at the time of such separation from service and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to the Participant on or within the six (6) month period following the Participant’s separation from service, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s separation from service, unless the Participant dies following his or her termination as a Service Provider, in which case, the Restricted Stock Units will be paid in Shares to the Participant’s estate as soon as practicable following his or her death. It is the intent of this Agreement that it and all payments and benefits hereunder be exempt from or comply with the requirements of Section 409A so that none of the Restricted Stock Units provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).
5.    Forfeiture upon Termination of Status as a Service Provider. Notwithstanding any contrary provision of this Agreement, the balance of the Restricted Stock Units that have not vested as of the time of the Participant’s termination as a Service Provider for any or no reason will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company and the Participant’s right to acquire any Shares hereunder will immediately terminate.
6.    Death of the Participant. Any distribution or delivery to be made to the Participant under this Agreement will, if the Participant is then deceased, be made to the Participant’s designated beneficiary, or if no beneficiary survives the Participant, the administrator or executor of the Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
7.    Withholding of Taxes. Notwithstanding any contrary provision of this Agreement, no certificate representing the Shares will be issued to the Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by the Participant with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such Shares. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit the Participant to satisfy such tax withholding obligation, in whole or in part (without limitation) by (a) paying cash, (b) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum amount required to be withheld, (c) delivering to the Company already vested and owned Shares having a Fair Market Value equal to the amount required to be withheld, or (d) selling a sufficient number of such Shares otherwise deliverable to the Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any tax withholding obligations by reducing the number of Shares otherwise deliverable to the Participant. If the Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time any applicable Restricted Stock Units otherwise are scheduled to vest pursuant to Sections 3 or 4, the Participant will permanently forfeit such Restricted Stock Units and any right to receive Shares thereunder and the Restricted Stock Units will be returned to the Company at no cost to the Company.

8.    Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant. After such issuance, recordation and delivery, the Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
    9.    No Guarantee of Continued Service. THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING THE PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF RESTRICTED STOCK UNITS OR ACQUIRING SHARES HEREUNDER. THE PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH THE PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING THE PARTICIPANT) TO TERMINATE THE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.
10.    Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of Stock Administration at Plantronics, Inc., at 345 Encinal Street, Santa Cruz, California 95060, or at such other address as the Company may hereafter designate in writing.
11.    Grant is Not Transferable. Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
12.    Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
13.    Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to the Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.
14.    Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Agreement will have the meaning set forth in the Plan.
15.    Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon the Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
16.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.
17.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
18.    Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
19.    Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of Restricted Stock Units.
20.    Amendment, Suspension or Termination of the Plan. By accepting this Award, the Participant expressly warrants that he or she has received an Award of Restricted Stock Units under the Plan, and has received, read and understood a description of the Plan. The Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
21.    Governing Law. This Agreement will be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Restricted Stock Units or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of Santa Cruz County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award of Restricted Stock Units is made and/or to be performed.

EXHIBIT B
Definitions

“Agreement” means this Restricted Stock Unit Award Agreement.

“Company” means Plantronics, Inc.

“Participant” means the individual named in the Notice of Grant of Restricted Stock Units.

“Plan” means the Amended and Restated 2003 Stock Plan.

“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time

“Service Provider” means an Employee, Director or Consultant.

“Share” means a share of common stock of the Company.

EXHIBIT C

The following will govern changes during the Performance Period to the companies listed in the Index:

1. If a company in the Index is acquired or merges with another company, and the acquiring or merged company (the “successor company”) is not contained in the Index, then the performance (relative total stockholder return) for the acquired company will be calculated through the transaction date; however, if the successor company is contained in the Index, the successor company will be substituted into the Index as of the date of the transaction with the old company being removed entirely from the Index.
2.If a company stops trading publicly or goes bankrupt, the company will remain in the Index with a total stockholder return of “-100%”.
3.If a company in the Index spins off a subsidiary, the spin-off company will not be included in the Index, but the continuing (parent) company shall remain in the Index with the total stockholder return adjusted for the spin-off.